New Age Alpha Variable Funds Trust N-1A/A

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated June 11, 2024, relating to the financial statement of NAA Large Core Series, a series of New Age Alpha Variable Funds Trust, as of June 4, 2024, and to the references to our firm under the headings “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

June 12, 2024

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board